Exhibit 99.1

Keurig Green Mountain Reports Fiscal Second Quarter 2015 Results

  Non-GAAP EPS1 of $1.03 and GAAP EPS of $0.97
  Net sales growth of 2%; 3% excluding foreign currency
  Updated fiscal year 2015 outlook includes revenue growth of flat to low-single digits, non-GAAP EPS decline of mid-single-digits and free cash flow of $120-$170 million
  Repurchased $837 million of common shares in the quarter
  Board of Directors declared $0.2875 quarterly dividend

WATERBURY, Vt.--(BUSINESS WIRE)--May 6, 2015--Keurig Green Mountain, Inc. (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its business results for the 13 weeks ended March 28, 2015.

“We are pleased to report that our earnings per share in the second quarter were in line with our guidance. Our top-line growth, however, was below our expectations primarily due to the slower than expected transition to the Keurig 2.0 system. We are taking actions to reduce brewer inventories, enhance our 2.0 brewer packaging to better communicate our extensive brand variety and step up innovation on our owned brands,” said President and CEO, Brian Kelley.

“Although we are lowering our guidance to reflect the impact of near-term challenges related to this complex product transition, we remain highly confident in our long term strategy for the Keurig hot system and continue to believe there is a significant runway of opportunity. Combined with the upcoming launch of our Keurig KOLD system, we expect the Keurig brand to further expand and globalize while continuing to transform the premium home beverage experience for consumers," continued Kelley.

Second Quarter Fiscal 2015 Financial Review

($ in millions except per share data)	Thirteen weeks ended			Twenty-six weeks ended
	March 28, 2015	March 29, 2014	% Change	March 28, 2015	March 29, 2014	% Change
Net sales	$1,127.1	$1,103.1	2%	$2,513.5	$2,489.7	1%
Operating income:
GAAP	$244.0	$260.5	(6)%	$459.9	$487.1	(6)%
Non-GAAP	$258.0	$271.8	(5)%	$487.7	$510.0	(4)%
Net income attributable to Keurig:
GAAP	$155.5	$162.1	(4)%	$290.1	$300.3	(3)%
Non-GAAP	$166.0	$169.8	(2)%	$309.9	$315.9	(2)%
Diluted income per share (EPS):
GAAP	$0.97	$1.03	(6)%	$1.79	$1.94	(8)%
Non-GAAP	$1.03	$1.08	(5)%	$1.91	$2.04	(6)%
Cash dividends declared per common share	$0.2875	$0.25	15%	$0.5750	$0.50	15%

Note: See complete GAAP to Non-GAAP Reconciliation tables attached to this release.

Net Sales by Product

Net sales of $1.1 billion increased 2% versus the prior year period primarily driven by growth in sales of pods (previously referred to as portion packs) partially offset by lower brewer and accessory sales. Foreign currency exchange rates negatively impacted sales by approximately 1 percentage point. Excluding the impact of foreign currency exchange rates, total net sales grew 3% and total Keurig beverage system sales grew 4% compared to the prior year period.

Net sales for the domestic segment increased 3% in the quarter while sales in the Canada segment declined 5% on a reported basis and grew 6% excluding the impact of foreign currency exchange rates.

Total pod net sales increased 7% in the quarter while brewers and accessories net sales declined 23%. Other product net sales declined 5% compared to the prior year period.

Net Sales by Product	Net sales (in millions)
	Thirteen weeks ended
	March 28, 2015	March 29, 2014	$ Increase (Decrease)	% Increase (Decrease)
Pods	$956.6	$898.2	$58.4	7%
Brewers and accessories	106.4	137.6	(31.2)	(23)%
Subtotal	1,063.0	1,035.8	27.2	3%
Other products	64.1	67.3	(3.2)	(5)%
Total net sales	$1,127.1	$1,103.1	$24.0	2%

Pods

  The 7% increase in the quarter in pod net sales compared to the prior year period was due to a 14% increase in equivalent servings2 volume and a 1 percentage point increase due to net price realization. This was partially offset by a 7 percentage point decrease due to product mix and a roughly 1 percentage point negative impact from foreign currency exchange rates.

Brewers and Accessories

  For the quarter, 1.4 million Keurig® system brewers were sold including 1.3 million sold by Keurig and 0.1 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 23% decline in Keurig’s brewer and accessory net sales compared to the prior year period was primarily due to a 22% decline in brewer sales volume, driven by high inventory levels at retail which negatively impacted shipments in the quarter and a difficult year ago comparison. Brewer net price realization declined by 1 percentage point and foreign currency exchange rates negatively impacted brewer net sales by roughly 1 percentage point. This was partially offset by 2 percentage points of positive brewer mix.
  Additionally, accessory net sales declined 31% compared to the prior year period.

Other Products

  Sales of other products declined 5% during the quarter from the prior year period primarily due to the continuing demand shift from traditional coffee package formats to pods.
  For the quarter, gross margin declined 80 basis points versus prior year to 40.7% of net sales. The table below quantifies the changes in gross margin period to period. Obsolescence of finished goods includes a $10 million charge related to the Rivo® brewer in the second quarter which negatively impacted gross margin by 90 bps.

Change from Q2 2014 to Q2 2015
Shift in sales mix between pods, brewers and accessories and other products	+260 bps
Higher obsolescence expense of finished goods	-220 bps
Unfavorable green coffee costs	-180 bps
Decrease in pod packaging material costs	+100 bps
Logistics productivity	+100 bps
Mix associated with pods	-80 bps
Mix associated with brewers	-60 bps

  GAAP SG&A increased 9%, representing 19.1% of net sales for the quarter as compared to 17.9% in the prior year period. Non-GAAP SG&A increased 8% representing 17.8% of sales for the quarter as compared to 16.8% in the prior period. The increase in SG&A over the prior year period was driven by higher expenses associated with information technology and supporting our call centers and higher research and development expenses which include significant investments in the forthcoming Keurig® KOLD™ system.
  GAAP operating income declined 6%, representing 21.6% of net sales for the quarter, compared to 23.6% in the prior year period.
  Non-GAAP operating income declined 5%, representing 22.9% of net sales in the quarter, compared to 24.6% in the prior year period.
  The Company’s effective income tax rate was 34.8% for the quarter as compared to 35.8% in the prior year period.
  Diluted weighted average shares outstanding for the second quarter were 160.6 million, up 2% from 157.5 million in the prior year period as a result of 16.7 million shares and 1.4 million shares issued in connection with the Coca-Cola and Lavazza Equity Transactions3, respectively. Such transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) program, open market purchases and 10(b)5-1 plans and the previously announced repurchase of 5.2 million shares from Luigi Lavazza S.p.A. on March 3, 2015.
  GAAP diluted EPS declined 6% from the prior year period to $0.97.
  Non-GAAP diluted EPS declined 5% from the prior year period to $1.03. Non-GAAP EPS was negatively impacted by $0.08 per share dilution from the Coca-Cola and Lavazza Equity Transactions net of the ASR program repurchases and March 2015 Lavazza repurchase, both as discussed below, and $0.05 per share negative impact from foreign currency exchange. This compares to last year’s second quarter non-GAAP EPS negative impact of $0.04 per share dilution from the Coca-Cola and Lavazza Equity Transactions net of the ASR program repurchases. When excluding the impact of dilution and foreign currency, non-GAAP diluted EPS increased approximately 4% versus the prior year period.

Balance Sheet & Cash Flow Highlights

Balance Sheet & Cash Flow Highlights ($ in millions)	March 28, 2015	March 29, 2014	% Change
Cash and cash equivalents, including restricted cash	$127.0	$1,112.6	(89)%
Accounts receivables, net	$524.3	$430.5	22%
Inventories	$724.7	$451.1	61%
Raw material inventories	$211.6	$146.3	45%
Finished goods	$513.1	$304.8	68%
Brewers & accessories	$343.4	$145.3	136%
Pods	$156.8	$135.3	16%
Other	$12.9	$24.2	(47)%
Debt outstanding and capital lease and financing obligations	$534.1	$269.1	98%
Twenty-six weeks net cash provided by operating activities	$368.0	$593.6	(38)%
Twenty-six weeks free cash flow (1)	$133.1	$474.6	(72)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchases

During the second quarter of fiscal 2015, the Company repurchased a total of 7.0 million shares at a cost of $837 million. From the inception of its Board authorized share repurchase program through the end of the second quarter, the Company repurchased a total of 25.9 million shares at an average price of $86.17 for a total cost of $2.2 billion. This was achieved through a combination of the ASR program, open market purchases and 10(b)5-1 plans, and the previously announced repurchase of 5.2 million shares from Luigi Lavazza S.p.A.

Dividend Declaration

Keurig's Board has declared a regular quarterly cash dividend of $0.2875 per share of the Company's common stock. The quarterly cash dividend will be paid on July 30, 2015 to shareholders of record as of the close of business on June 30, 2015.

Business Outlook and Other Forward-Looking Information

The Company updated its outlook for fiscal year 2015 and provided its outlook for the third quarter:

Fiscal Year 2015

  Net sales growth flat to up low-single digits compared to fiscal year 2014
  An annual effective tax rate of approximately 34.5% to 35%
  Non-GAAP EPS decline in the mid-single digits. This outlook:
    Includes an estimated $0.14 headwind from foreign currency exchange
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation
  Free cash flow in the range of $120 million to $170 million
  Capital investment in the range of $425 million to $475 million

Third Quarter 2015

  Net sales growth flat to up low-single digits compared to the third quarter of fiscal year 2014
  An effective tax rate of approximately 32% to 32.5%
  Non-GAAP EPS in a range of $0.75 to $0.80 which:
    Includes an estimated $0.02 headwind from foreign currency exchange
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation

1 Certain items in this press release are designated as “Non-GAAP” and represent non-GAAP financial measures that exclude certain items. Please see the attached “GAAP to Non-GAAP Reconciliation” to find disclosure and reconciliation of non-GAAP financial measures, as well as a discussion in this release as to why the Company is presenting such non-GAAP measures.

2 Equivalent servings translates our multiple pod sizes, including K-Cup®, Vue® K-Carafe® and Bolt® pods, into a common serving.

3 The Company issued 16.7 million shares as part of the transaction with The Coca-Cola Company, which closed February 27, 2014 and another 1.4 million shares as part of the transaction with Luigi Lavazza S.p.A, which closed April 7, 2014 (collectively the Coca-Cola and Lavazza Equity Transactions).

Conference Call and Webcast

Keurig will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, May 6, 2015. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 5171920 from 9:00 p.m. ET on May 6, 2015 through 9:00 p.m. ET on Monday, May 11, 2015.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the pending securities and stockholder derivative class action litigation, pending antitrust litigation against the Company, and the now concluded SEC inquiry; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. In each case these amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca. Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, projections for future capital expenditures, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending shareholder litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors" and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2014 Annual Report filed on Form 10-K, elsewhere in that report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 28, 2015	September 27, 2014
Assets
Current assets:
Cash and cash equivalents	$97,553	$761,214
Restricted cash and cash equivalents	29,474	378
Short-term investment	—	100,000
Receivables, less uncollectible accounts and return allowances of $48,581 and $66,120 at March 28, 2015 and September 27, 2014, respectively	524,327	621,451
Inventories	724,727	835,167
Income taxes receivable	15,548	—
Other current assets	73,533	69,272
Deferred income taxes, net	60,888	58,038
Total current assets	1,526,050	2,445,520

Fixed assets, net	1,287,640	1,171,425
Intangibles, net	457,719	365,444
Goodwill	764,352	755,895
Deferred income taxes, net	206	131
Other long-term assets	18,718	58,892

Total assets	$4,054,685	$4,797,307

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$22,159	$19,077
Current portion of capital lease and financing obligations	2,900	2,226
Accounts payable	279,463	411,107
Accrued expenses	236,328	305,677
Income tax payable	—	53,586
Dividend payable	44,258	40,580
Deferred income taxes, net	350	340
Other current liabilities	10,430	10,395
Total current liabilities	595,888	842,988

Long-term debt, less current portion	393,293	140,937
Capital lease and financing obligations, less current portion	115,711	116,240
Deferred income taxes, net	200,004	202,936
Other long-term liabilities	52,123	23,085

Commitments and contingencies

Redeemable noncontrolling interests	4,349	12,440

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 153,941,018 and 162,318,246 shares at March 28, 2015 and September 27, 2014, respectively	15,394	16,232
Additional paid-in capital	948,801	1,808,881
Retained earnings	1,894,731	1,687,619
Accumulated other comprehensive loss	(165,609)	(54,051)
Total stockholders’ equity	2,693,317	3,458,681

Total liabilities and stockholders’ equity	$4,054,685	$4,797,307

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Net sales	$1,127,184	$1,103,072	$2,513,542	$2,489,742
Cost of sales	668,376	645,640	1,590,612	1,568,263
Gross profit	458,808	457,432	922,930	921,479

Selling and operating expenses	136,340	125,005	312,862	293,220
General and administrative expenses	78,491	71,941	150,164	141,147
Operating income	243,977	260,486	459,904	487,112

Other income, net	169	1,253	350	1,682
Gain on financial instruments, net	3,579	2,900	6,924	7,461
Loss on foreign currency, net	(8,813)	(8,722)	(17,884)	(19,272)
Interest expense	(281)	(2,995)	(1,368)	(5,615)
Income before income taxes	238,631	252,922	447,926	471,368

Income tax expense	(83,050)	(90,609)	(157,666)	(170,580)
Net income	155,581	162,313	$290,260	$300,788

Net income attributable to noncontrolling interests	102	229	202	477

Net income attributable to Keurig	$155,479	$162,084	$290,058	$300,311

Net income attributable to Keurig per common share:
Basic	$0.98	$1.05	$1.81	$1.98
Diluted	$0.97	$1.03	$1.79	$1.94

Cash dividends declared per common share	$0.2875	$0.25	$0.5750	$0.50

Weighted-average common shares outstanding:
Basic	158,969,696	153,945,441	160,575,947	151,552,422
Diluted	160,633,437	157,463,096	162,362,574	154,525,749

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twenty-six weeks ended	Twenty-six weeks ended

	March 28, 2015	March 29, 2014
Cash flows from operating activities:
Net income	$290,260	$300,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	101,721	104,222
Amortization of intangibles	23,168	21,942
Amortization of deferred financing fees	2,826	2,826
Unrealized loss on foreign currency, net	11,439	18,089
Loss (gain) on disposal of fixed assets	469	(842)
Provision for doubtful accounts	4,473	1,575
Provision for sales returns	63,301	51,747
Gain on derivatives, net	(9,543)	(9,954)
Excess tax benefits from equity-based compensation plans	(20,489)	(46,170)
Deferred income taxes	(141)	(80)
Deferred compensation and stock compensation	21,890	15,882
Other	2,148	(196)
Changes in assets and liabilities, net of acquisition:
Receivables	23,387	(20,697)
Inventories	99,460	219,417
Income tax receivable/payable, net	(49,177)	27,408
Other current assets	(4,131)	3,051
Other long-term assets, net	887	(498)
Accounts payable and accrued expenses	(197,573)	(83,137)
Other current liabilities	4,252	(9,133)
Other long-term liabilities	(662)	(2,620)
Net cash provided by operating activities	367,965	593,620

Cash flows from investing activities:
Change in restricted cash	(272)	128
Maturity of short-term investment	100,000	—
Acquisition, net of cash acquired	(180,698)	—
Capital expenditures for fixed assets	(234,842)	(118,978)
Purchase of long-term investment	—	(10,000)
Other investing activities	(517)	1,207
Net cash used in investing activities	(316,329)	(127,643)

Cash flows from financing activities:
Net change in revolving line of credit	265,000	—
Proceeds from sale of common stock	—	1,243,028
Proceeds from issuance of common stock under compensation plans	15,055	26,441
Repurchase of common stock	(918,356)	(880,816)
Excess tax benefits from equity-based compensation plans	20,489	46,170
Payments on capital lease and financing obligations	(1,545)	(954)
Repayment of long-term debt	(9,381)	(6,517)
Dividends paid	(87,191)	(37,220)
Other financing activities	(266)	(180)
Net cash used in financing activities	(716,195)	389,952

Effect of exchange rate changes on cash and cash equivalents	898	(3,866)

Net (decrease) increase in cash and cash equivalents	(663,661)	852,063
Cash and cash equivalents at beginning of period	761,214	260,092
Cash and cash equivalents at end of period	$97,553	$1,112,155

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$58,991	$43,431
Dividends declared not paid at the end of each period	$44,258	$40,483
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$375	$25,930

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	March 28, 2015	March 29, 2014
Selling and operating expenses	$136,340	$125,005
General and administrative expenses	78,491	71,941
Total SG&A	$214,831	$196,946
Expenses related to SEC inquiry (1)	(48)	(546)
Amortization of identifiable intangibles (2)	(13,058)	(10,789)
Expenses related to antitrust litigation (3)	(931)	—
Non-GAAP SG&A	$200,794	$185,611

	Thirteen weeks ended
	March 28, 2015	March 29, 2014
Operating income	$243,977	$260,486
Expenses related to SEC inquiry (1)	48	546
Amortization of identifiable intangibles (2)	13,058	10,789
Expenses related to antitrust litigation (3)	931	—
Non-GAAP operating income	$258,014	$271,821

	Thirteen weeks ended
	March 28, 2015	March 29, 2014
Net income attributable to Keurig	$155,479	$162,084
After tax:
Expenses related to SEC inquiry (1)	31	348
Amortization of identifiable intangibles (2)	9,884	7,334
Expenses related to antitrust litigation (3)	607	—
Non-GAAP net income attributable to Keurig	$166,001	$169,766

	Thirteen weeks ended
	March 28, 2015	March 29, 2014
Diluted income per share (EPS)	$0.97	$1.03
After tax:
Expenses related to SEC inquiry (1)	0.00	0.00
Amortization of identifiable intangibles (2)	0.06	0.05
Expenses related to antitrust litigation (3)	0.00	—
Non-GAAP EPS	$1.03	$1.08

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(3) Represents legal expenses related to antitrust litigation classified as general and administrative expense.

	Twenty-six weeks ended
	March 28, 2015	March 29, 2014
Selling and operating expenses	$312,862	$293,220
General and administrative expenses	150,164	141,147
Total SG&A	$463,026	$434,367
Expenses related to SEC inquiry (1)	(1,442)	(918)
Amortization of identifiable intangibles (2)	(23,168)	(21,941)
Expenses related to antitrust litigation (3)	(3,232)	—
Non-GAAP SG&A	$435,184	$411,508

	Twenty-six weeks ended
	March 28, 2015	March 29, 2014
Operating income	$459,904	$487,112
Expenses related to SEC inquiry (1)	1,442	918
Amortization of identifiable intangibles (2)	23,168	21,941
Expenses related to antitrust litigation (3)	3,232	—
Non-GAAP operating income	$487,746	$509,971

	Twenty-six weeks ended
	March 28, 2015	March 29, 2014
Net income attributable to Keurig	$290,058	$300,311
After tax:
Expenses related to SEC inquiry (1)	927	584
Amortization of identifiable intangibles (2)	16,792	14,976
Expenses related to antitrust litigation (3)	2,087	—
Non-GAAP net income attributable to Keurig	$309,864	$315,871

	Twenty-six weeks ended
	March 28, 2015	March 29, 2014
Diluted income per share (EPS)	$1.79	$1.94
After tax:
Expenses related to SEC inquiry (1)	0.01	0.00
Amortization of identifiable intangibles (2)	0.10	0.10
Expenses related to antitrust litigation (3)	0.01	—
Non-GAAP EPS	$1.91	$2.04

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(3) Represents legal expenses related to antitrust litigation classified as general and administrative expense.

CONTACT:
Keurig Green Mountain, Inc.
For Media:
Suzanne DuLong, 781-418-8075
pr@keurig.com
or
For Investors:
Kristi Bonner, 646-762-8095
Investor.Services@keurig.com